Exhibit 6.1

LICENSE AND COMMERCIALIZATION AGREEMENT

THIS AGREEMENT is effective on this 13th day of May, 2016 (the "Effective Date").

BETWEEN:

DUBUC SUPER LIGHT CAR INC.

(hereinafter referred to as the "Dubuc Canada")

and

DUBUC MOTORS INC.

(hereinafter referred to as the "Licensee")

WHEREAS:

A.                 Dubuc Canada has developed and possesses valuable information, knowhow and intellectual property relating to the design, engineering, and manufacture of high-performance fully electric vehicles on a universal platform and chassis, which is more particularly described in Schedule A attached hereto, (the "Technology").

B.                 Dubuc Canada is desirous that the Technology be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public.

C.                 Licensee, through this Agreement, desires to obtain the right to an exclusive, worldwide, unrestricted license in the Technology in connection with the further development, manufacture, sale, distribution, advertisement and promotion of high-performance fully electric vehicles based on the Technology.

D.                 Dubuc Canada is willing to grant such a license to Licensee, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which is acknowledged by the parties, the parties hereto agree as follows:

1.      DEFINITIONS

The following terms when used herein shall have the respective meanings set forth in this Article 1.

As used in this Agreement, the following terms have the meanings indicated:

1.1        "Affiliate" means, for any party, its shareholders, officers, directors, parents, corporations, subsidiary corporations, partnerships, joint ventures or other entities (whether incorporated or not) substantially under the control or direction of the party or, its parent.

1.2        "Confidential Information" means secret or proprietary information of, or data maintained as confidential by either party. It shall include, without limitation, the terms and conditions of this Agreement (except to the extent that such terms and conditions must be disclosed pursuant to any applicable regulatory requirements, and if so, the parties will use best efforts to forgo disclosing sensitive financial information), Dubuc Canada Designs, information concerning products, techniques, developments, product plans, equipment, inventions, patent applications, ideas, designs, processes, methods, research, sales, licensing, customers, operations and work product of Dubuc Canada or its Affiliates. Nothing shall be considered Confidential Information which:

(a)  either party learns from other sources which have a right to that information free from confidentiality restrictions;

(b)  is available to the public or readily discernible from information available to the public;

(c)   enters the public domain other than through the actions or inactions of either party; or

(d)  is independently developed by either party without reference to, or reliance on, the Confidential Information.

In the event any item of Confidential Information is subject to required disclosure pursuant to any order, judgment, ruling or degree, despite the terms of this Agreement, the involved party shall immediately notify the other party, which shall have the right to seek a protective order or similar relief and shall reasonably cooperate with such other party in its efforts to seek such relief.

1.3        "Contract Year" shall mean a period of twelve (12) successive months commencing on May 13, 2016.

1.4       "Design Documentation" means all photographs, drawings, and engineering specifications of the Tomahawk electric vehicles, together with line plans, all other artwork, specifications, sketches, renderings, samples, marketing and pricing information, cost analyses and similar materials relating to the Tomahawk electric vehicle.

1.5        "Design Rights" means any and all patent, design patent, trademark, trade dress, copyright and other proprietary rights in and to all Dubuc Canada developed pictorial, graphic, visual, textual, logotype, verbal or audio elements or material, including (but not limited to) all artwork, sketches, patterns, designs, prints, prototypes, specifications, spec sheets, , incorporated in or related to the Tomahawk electric vehicle or to any related advertising or promotional material; packaging and packaging designs, contours, and shapes; labels and hangtags, or any component of any such elements and material. Design Rights do not include Licensee-owned trademarks, technical or design patents, trade-names, service marks or logos existing as of the Effective Date and used in connection with Tomahawk electric vehicle in a manner permitted under the terms of this Agreement, nor do they include trademarks, logos, technical properties or patents that were developed for parties other than Dubuc Canada but are still used in connection with the Tomahawk electric vehicle as permitted under the terms of this Agreement.

1.6       "Dubuc Canada Designs" means the styles, designs, patterns, color combinations, design and marketing directions, and seasonal concepts, supplied by Dubuc Canada.

1.7        "Earned Royalty" means, for each Contract Year, the amount of money Licensee shall pay to Dubuc Canada in consideration for the grant of this license. Such amount is calculated as a percentage of Net Sales, specified in "Exhibit G."

1.8       "License" means the license granted by Dubuc Canada to the Licensee pursuant to Article 2 herein.

1.9       "Licensed Field" means the business of (i) designing, manufacturing and selling electric vehicles, including steering, suspension, braking, engine, occupant safety, electronic and electro-mechanical components, modules and systems, engineered fastening and other components and systems for passenger cars, light trucks, commercial vehicles and other land-based motor vehicles, including inflatable restraint, seat belt and steering wheel components and systems; braking components, systems and related products; steering and suspension systems and components; chassis components, modules and integrated vehicle control systems; vehicle dynamic control systems and electronics; access, security and safety electronics systems; display and heating, ventilating and air conditioning electronics; engineered and plastic fasteners and precision plastic moldings and assemblies; engine components and systems; commercial steering systems and components and (ii) providing services, including but not limited to design services, logistics services, assembly services, warranty administration services, technical support services and diagnostic services, reasonably related or incidental to the development, manufacture, sale, or distribution of products for motor vehicles.

1.9       "Licensed Product" means any product Sold by the Licensee comprising the Licensed Subject Matter pursuant to this Agreement.

1.10      "Licensed Subject Matter" means inventions and discoveries covered by Patent Rights or Technology Rights which are within the Licensed Field, including but not limited to the items listed on Schedule A.

1.11       "Licensed Territory" mean the world.

1.12      "Net Sales" means the gross revenues received by the Licensee from the Sale of The Licensed Products less Sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

1.13      "Patent Rights" means Dubuc Canada's right in information or discoveries covered by patents (and/or patent applications), whether domestic or foreign, and all divisions, continuations, reissues, re-examinations or extensions thereof, and any letters patent that issues thereon, which name (the "Inventor") as either sole or joint inventor and which relate to the manufacture, use or Sale of the Technology.

1.14      "Sale, Sell or Sold" means the transfer or disposition of a Licensed Product for value to a party other than the Licensee.

1.15      "Technical Information" means all useful information relating to apparatus, methods, processes, practices, formulas, techniques, procedures, patterns, ingredients, designs and the like including (by way of example) drawings, written recitations of data, specifications, parts, lists, assembly procedures, operating and maintenance manuals, test and other technical reports, know-how of Dubuc Canada, and the like owned or controlled by Dubuc Canada, to the extent they exist, that relate to the Tomahawk electric vehicle, Licensed Products and/or to the suspensions or other components used or usable for Licensed Products or Tomahawk electric vehicle and that consist of concepts invented or developed by Dubuc Canada. Know-how of Dubuc Canada's suppliers and of Dubuc Canada's other Licensees and their sub-licensees under licenses from Dubuc Canada shall not be considered Technical Information owned or controlled by Dubuc Canada.

1.16      "Technology" means which is more particularly described in Schedule A attached hereto.

1.17      "Technology Rights" means Dubuc Canada's rights in Technical Information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by the Inventors at Dubuc Canada before the Effective Date relating to the Technology, which are not covered by Patent Rights but which are necessary for manufacturing, evolving and commercializing the Tomahawk electric vehicle.

2.    GRANT OF LICENSE

2.1 License. Subject to Licensee's compliance with Articles 3 (   Assumption of Liability, Equity and Royalty Payments) and 4 (Recordkeeping), and all other provisions of this Agreement, Dubuc Canada hereby grants to Licensee, and the Licensee accepts, an exclusive, royalty-bearing license, with the right to sub-license, in the Licensed Field and under this Agreement further advance and commercialize the Tomahawk electric vehicle, import, make, have made, use, and sell Licensed Products in the Territory.

 2.2 No Other Rights. Licensee agrees that, except for the specific licenses granted to it under Section 2.1 hereof for use in Licensed Products, Licensee has not acquired any rights or licenses under this Agreement to use any other technology created by Dubuc Motors or any components thereof made by or for Licensee or its sub-licensees pursuant to this Agreement.

 2.3 Sublicenses. Licensee shall have the right to grant non-exclusive sublicenses to the Technology in the Licensed Field and Territory, whose obligations to Dubuc Canada hereunder Licensee hereby guarantees, and each of which acknowledges to Dubuc Canada in writing for each sub-license that it wishes to become a sub-licensee hereunder prior to doing so and agrees to be bound by the terms and conditions of this Agreement. All sub-licenses shall:

(a)  be non-exclusive;

(b)  shall terminate with the termination of the rights and licenses granted to Licensee under Section 2.1 hereof, and be otherwise limited in accordance with the limitations and restrictions which are imposed on the rights and licenses granted to Licensee hereunder;

(c)   contain confidentiality provisions no less protective than those contained in Section  15.1 hereof; and

(d) shall contain such other terms, conditions, and licenses as are necessary to enable Licensee to fulfill its obligations hereunder.

Licensee shall send Dubuc Canada a copy of every sublicense agreement or other agreement entered into by Licensee in connection with a sublicense hereunder within thirty (30) days of the execution thereof and shall also notify Dubuc Canada prior to any change in ownership in a sub-Licensee. Dubuc Canada may terminate any such sublicense if there is any change in the ownership or control of a sub-Licensee.

3.ASSUMPTION OF LIABILITY, EQUITY AND ROYALTY PAYMENTS

 3.1 Assumption of Liability. As partial consideration for the rights conveyed by Dubuc Canada under this Agreement, the Licensee agrees to assume the C$30,000 (US$ 22,507.38) debt owed by Dubuc Canada to Messrs. Mario Dubuc and Mihalis Kakogiannakis for their payment of the invoice issued by Atlier Made Devis to Dubuc Canada for video production associated of the Tomahawk electric vehicle, attached as Schedule B;

3.2 Equity.

(a)  Equity Issuance. As partial consideration for the rights conveyed by Dubuc Canada under this agreement, Licensee on execution of this Agreement, pay to Dubuc Canada a non-refundable license fee of $363,031 to be paid by the issuance of:

(i)    26,445,000 Class A Common Shares ($531); and

(ii)   3,625,000 Class B Common Shares ($362,500).

to the designees of Dubuc Canada as set-out in Schedule C to this Agreement. Such shares will be considered fully paid and non-assessable shares. Dubuc Canada and its designees acknowledge and agree that the shares received will be restricted securities and will not be registered with securities regulators in Canada or United States.

(b)  Qualification of Designee. Each designee of Dubuc Canada prior to receiving securities in the Licensee must:

(i)    demonstrates to the reasonable satisfaction of Licensee that is a person described in subsection 2.4(2) of National Instrument 45-106 – Prospectus Exemptions;

(ii)  represents to Licensee that it is acquiring the shares for investment purposes only; and

(iii)acknowledge that the shares to be received are restricted securities under the applicable securities regulations in Canada and the United States.

(c)  Value of Shares. The parties acknowledge the aggregate value of the shares of the Licensee and the allocation of the value of Class A Common Shares and Class B Common Shares was determined in good faith by the Licensees' board of directors, based upon the price paid by the founders and independent shareholders of Dubuc Canada for each holders in Dubuc Canada. The parties acknowledge the securities of the security holders of Dubuc Canada were purchased over a ten year period, the designee will continue to hold an interest in Dubuc Canada, and the actual value of the holders Shares in Dubuc Canada may be significantly higher than their original purchase price.

3.3 Royalties and Reports on Net Sales. During the term of this Agreement, Licensee agrees to pay Dubuc Canada an earned royalty which shall be five percent (5%) of the Net Sales of Licensed Products which embody, or the manufacture of which utilizes, any of the rights granted under Section 2.1 hereof, and which are manufactured by or for Licensee and sold, leased, used or otherwise disposed of by or for Licensee or a permitted sub-Licensee. Payments under this Section 3.1 shall be made on a quarterly basis and made within 30 days after the end of the quarter in which such Licensed Products were sold, leased, used or otherwise disposed of by or for Licensee or a permitted sub-Licensee hereunder. Each royalty payment shall be in U.S. dollars and shall be accompanied by a statement by Licensee showing in reasonable detail the amount of Licensed Products sold, used, leased or otherwise disposed of by or for Licensee and its sub-licensees during the preceding month, any deductions taken or credits applied, and the currency exchange rate used to report sales made in currencies other than U.S. dollars. Licensee shall use the exchange rates for buying U.S. dollars in effect on the last day of each month, as specified in the Bank of Canada. The first such statement shall cover the period from the Effective Date of this Agreement to the end of the first quarter in which a Licensed Product is sold, used, leased or otherwise disposed of by or for Licensee or its sub-licensees. In addition, Licensee shall provide Dubuc Canada with bi-annual reports of its activities involving the development of Licensed Products. Licensee shall also furnish to Dubuc Canada at the same time it becomes available to any third party, a copy of each brochure, price list, advertisement or other marketing and promotional materials prepared, published or distributed by Licensee or its sub-licensees relating to Licensed Products. Dubuc Canada shall have the right, but not the obligation, to approve any use by Licensee of Dubuc Canada's name, logo, or other information about Licensed Products, and to require the correction of any inaccurate information.

3.4 Security, Time and Method of Payment. The assumption of debt and issuance of equity shares under Sections 3.1 and 3.2 shall be undertaken by the Licensee immediately on the Effective Date of this Agreement. Royalty payments due under Section 3.3, above, shall be paid annually within ninety (90) days following the end of each Contract Year until the first Contract Year in which aggregate Net Sales reach $1,000,000. Thereafter, all royalty payments due under Section 4.8 shall be paid in quarterly installments, within sixty (60) days following the end of each calendar quarter. All payments that remain unpaid past their due date shall bear interest at an annual rate equal to the lesser of 15% or the maximum interest rate permitted by law. All payments made to Dubuc Canada shall be paid by wire transfer of immediately available funds to the account of Dubuc Canada at Bank of America or to such other account or place, as Dubuc Canada may specify in a notice to Licensee. Licensee's payment and other obligations under this Agreement are hereby guaranteed by the signatory(ies) for Licensee to this Agreement, as evidenced by their signature thereon. Upon request of Dubuc Canada, Licensee and/or its principals and owners will provide Dubuc Canada with additional security of its payment and other obligations under this Agreement including, but not limited to, letters or credit, personal guarantees by Licensee's principals, lockbox account arrangements, collateral with a first priority lien thereon, and other security as may be requested by Dubuc Canada from time to time.

 3.5 Sales, Use and Returns. Licensed Products shall be considered as sold, leased or used and royalties shall accrue on the earlier of when such Licensed Products are billed out, or when delivered, shipped or mailed to the customer. If as a result of a price reduction or a return of Licensed Products previously sold, a credit or refund to a customer is given on part or all of the sale price of such Licensed Products, a credit shall be allowed against royalties accruing thereafter under this Agreement equal to the royalty paid on that part of the sales price so credited or refunded.

4.     RECORDKEEPING

 4.1 Recordkeeping. Licensee shall keep and shall cause each sub-licensee to keep for six (6) years after the date of submission of each statement supported thereby, true and accurate records, files and books of accounts that relate to Licensed Products, all data reasonably required for the full computation and verification of the Net Sales of Licensed Products, deductions therefrom and royalties to be paid, as well as the other information to be given in the statements herein provided for, and shall permit Dubuc Canada or its duly authorized representatives, upon reasonable notice, adequately to inspect the same at any time during usual business hours.

4.2 Progress Reports. Until Licensee or any Sub-licensee engages in commercial sale of Licensed Products, Licensee must prepare and submit to Dubuc Canada within thirty (30) days following the end of each Contract Year a report regarding the progress of Licensee and any sub-licensees in developing Licensed Products for commercial exploitation. This report must include such particulars as are necessary to demonstrate compliance with the obligations set forth in Article 6 (Obligations of Licensee) of this Agreement including, but not limited to a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and summary of resources spent during the reporting period.

4.3 Audit. Dubuc Canada and Licensee agree that an independent certified public accounting firm (selected by Dubuc Canada in its sole discretion) may audit such records, files and books of accounts to determine the accuracy of the statements given by Licensee pursuant to Section 3.3 hereof. Such an audit shall be made upon reasonable advance notice to Licensee and during usual business hours no more frequently than annually. The cost of the audit shall be borne by Dubuc Canada, unless the audit shall disclose a breach by Licensee of any term of this Agreement, or an underpayment error in excess of five percent of the total monies paid to Dubuc Canada by Licensee during the audited period, in which case Licensee shall bear the full cost of such audit. Licensee agrees to pay Dubuc Canada all additional monies that are disclosed by the audit to be due and owing to Dubuc Canada within thirty days of the receipt of the report.

4.4. Confidentiality of Audit. The Accountant must not disclose to Dubuc Canada any information relating to the business of Licensee except that which is necessary to inform Dubuc Canada of:

(a)  the accuracy or inaccuracy of Licensee's reports and payments;

(b)  compliance or noncompliance by Licensee with the terms and conditions of this Agreement;

(c)   the extent of any inaccuracy or noncompliance; and

(d)  any information that the accountant believes materially relates to Section 4.3 of this Agreement.

5.    CUSTOMER REFERRALS

5.1 Customer Referrals. Although Dubuc Canada is under no obligation to do so, Dubuc Canada may from time to time refer customers to Licensee. In the event that such customer purchases, leases or rents products or services from Licensee other than a Licensed Product upon which a royalty is paid by Licensee to Dubuc Canada, Licensee shall include the details of such transaction in its next report under Section 3.4 hereof, and shall pay Dubuc Canada a sales commission equal to ten percent (10%) of the amount received from such customer for which a royalty under Section 3.3 hereof is not paid. No such payment shall be due from Licensee to Dubuc Canada if the referred customer was already a customer of Licensee prior to the date of referral by Dubuc Canada and Licensee informs Dubuc Canada of such fact at the time that the referral by Dubuc Canada is made.

6.    OBLIGATIONS OF LICENSEE

 6.1 Diligence Obligations. Licensee, during the term of this Agreement, must utilize its reasonable best efforts in diligently proceeding with the development, manufacture, sale, and other commercial exploitation of the Licensed Product, and in creating a supply of and demand for Licensed Products. "Reasonable best efforts" for the purpose of this paragraph includes, but is not limited to, adherence to a Commercial Development Plan agreed to by the parties and performance of any milestones or benchmarks established by the parties. The efforts of a sub-licensee will be considered the efforts of Licensee. Any amendment to any Commercial Development Plan and/or benchmarks agreed to by the parties must be mutually agreed to in writing by Dubuc Canada and the Licensee. Licensee shall provide a written report on or before June 30th of each year after the Effective Date describing the Licensee's progress during the preceding year toward achievement of the Commercial Development Plan and benchmarks. Such report shall include, as a minimum, information sufficient to enable Dubuc Canada to ascertain Licensee's progress toward meeting the diligence requirements of this Article 6.1.

6.2 First Commercial Sale. Licensee agrees to have Licensed Product available for commercial use or sale no later than September 30, 2018. Upon the first commercial sale of the Licensed Product, until the expiration of this Agreement, Licensee must continue to use its reasonable best efforts to keep Licensed Product reasonably accessible to the public.

6.3 Failure to Meet Obligations. If Licensee fails to adhere to the obligations set forth in this Article 6 (Obligations of Licensee) or elsewhere in this Agreement, Dubuc Canada may terminate this Agreement or, at Dubuc Canada's sole discretion, terminate the exclusivity of the license granted herein in accordance with the options for termination set forth in Article 13 of this Agreement.

6.4 Financial Capability.  The Licensee shall raise sufficient capital during the term of this Agreement, to enable it to meet the obligations of Sections 6.1 and 6.2 above. On inquiry by Dubuc Canada, Licensee will provide any requested assurances and disclosures, including, but not limited to, financial records concerning its capital raising efforts.

6.5 End Users. Licensee agrees to require all direct recipients of Licensed Products to whom Licensed Products are sold, leased, or otherwise disposed of by Licensee or its sub-licensees, to look only to Licensee and not to Dubuc Canada or its affiliates for any claims, warranties, or liability relating to such Licensed Products. Licensee agrees to take all steps to reasonably assure itself that Licensed Products sold, leased or otherwise disposed of by or for Licensee is being used for permitted purposes only.

 6.6 Laws and Regulations. Licensee agrees that it shall be solely responsible for complying with all laws and regulations affecting the manufacture, use and sale or other disposition of Licensed Products by Licensee and its sub-licensees, and for obtaining all approvals necessary from governmental agencies and other entities. Licensee agrees to maintain a file of all such approvals and to send Dubuc Canada a copy of all such approvals (including English translations thereof in the case of approvals required by any foreign country) within 10 business days of any written request for such copies by Dubuc Canada. Licensee represents and warrants to Dubuc Canada that no approval from any governmental agency or ministry, or from any third party, is required to effectuate the terms of this Agreement or the transactions contemplated hereby.

6.7 No Warranties by Dubuc Canada. Dubuc Canada does not represent or warrant the performance of any Licensed Product or of any material, Component, or information provided hereunder, and Licensee expressly acknowledges and agrees that any such material, Component or information provided by Dubuc Canada hereunder is provided "AS IS" and that Dubuc Canada makes no warranty with respect thereto and DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT THERETO, ITS USE OR ANY INABILITY TO USE IT, OR THE RESULTS OF ITS USE. In no event shall Dubuc Canada be liable for any damages, whether in contract or tort (including negligence), including but not limited to direct, consequential, special, exemplary, incidental and indirect damages, arising out of or in connection with this Agreement or the use, the results of use, or the inability to use any Licensed Product, material, Component or information provided hereunder.

 6.8 Analysis. Licensee represents and agrees that it will only incorporate Components received from authorized suppliers into Licensed Products and for no other purpose, and that Licensee will not directly or indirectly attempt to reverse-engineer any material provided to it hereunder by Dubuc Canada or any supplier of any Component.

 6.9 Personnel. Licensee agrees to assign personnel from its technical staff which shall be responsible for the development of Licensed Products during the term of this Agreement.

7.    MARKETING AND LOAN OF TOMAHAWK PROTYPES

7.1 Tomahawk Prototype Vehicles. Dubuc Canada has built two prototypes of the Tomahawk electric vehicle and expects to build other vehicles in the future which incorporate its technology.

(a)  Dubuc Canada agrees to loan to Licensee a Tomahawk electric vehicle, and may loan the Licensee other electric vehicles Dubuc Canada may create in the future, for marketing and other purposes during the term of this Agreement;

(b)  Licensee acknowledges the loan by Dubuc Canada of the Tomahawk prototype vehicle or any other vehicle is not a contract for the sale or lease of vehicle(s). Dubuc Canada is the owner of the Tomahawk prototype vehicle, and any future electric vehicle it Dubuc Canada creates, and Licensee recognizes that it does not acquire any legal or equitable interest in the vehicle(s). Licensee's rights to possess, use, and operate any and the Dubuc Canada vehicles shall he forfeited upon the termination or expiration of this Agreement as hereinafter provided.

(c)   The Licensee understands and accepts the Tomahawk electric vehicle and other Dubuc Canada electric vehicles are prototypes and may not comply or contain all equipment required by Federal, state, provincial, or municipal statutes, laws, ordinances, rules, or regulations, present or future. Licensee shall be responsible for paying for and installing any equipment necessary to bring vehicles in compliance with any these requirements to use the vehicles for marketing or other purposes. Dubuc Canada agrees to cooperate with Licensee in accomplishing any such compliance.

7.2 Registration, Fees, Taxes, Movement of Vehicle.

(a)   Dubuc Canada shall not be responsible for any fines incurred by drivers of the vehicles such as traffic or parking tickets.

(b)   Dubuc Canada or its designee will register and title the vehicle initially, and Licensee plans to either provide a Government tag or shall be responsible for subsequent registration of the vehicle. All vehicles will be titled or registered in the province or state as may required. The Certificate of Title and Registration for each vehicle shall be completed as instructed by Dubuc Canada. Dubuc Canada will be the legal owner of the vehicle and shall retain possession of All Certificates of Title.

7.3 Use of Tomahawk Prototype Vehicle.

(a)  Licensee shall use each vehicle only for official business requirements. Vehicles may not be leased by Licensee. Licensee will ensure that all vehicles are used in a careful manner and in accordance with all applicable governmental and insurance requirements and limitations and in no event for other than a lawful purpose and in compliance with all laws. Dubuc Canada property and liability insurance must cover all users of the vehicle. Under no circumstances shall Licensee permit any vehicle to be used or charged by any individual who has not been trained by Licensee to use and charge the vehicle.

(b)  Dubuc Canada and the Licensee agree at this time that one of the Tomahawk prototype vehicles owned by Dubuc Canada will be disassembled for purposes of further advancing the next iteration of the Tomahawk electric vehicle.

(c)   Licensee understands and agrees that other than as agreed to by Dubuc Canada, that Licensee may not under any circumstances, disassemble the vehicles or any portion

(d)  thereof.  If Licensee makes any alterations to a vehicle with Dubuc Canada's permission, Licensee shall return the vehicle in a condition agreed to by Dubuc Canada prior to the expiration or early termination of this Agreement. Licensee agrees to maintain in unobliterated condition any identification numbers, labels, tags, and other markings used to identify the vehicles.

(e)  Licensee will provide to Dubuc Canada such information regarding the vehicles and Licensee's use thereof as may be reasonably requested by Dubuc Canada.

7.4 Insurance

(a)   Dubuc Canada shall provide, at Dubuc Canada's expense during the Term thereon, Automobile Liability Insurance with limits not less than $1 million per accident and including Comprehensive and Collision Damage coverage for each vehicle. The insurance shall name Dubuc Canada as Loss Payee and Licensee as Additional Insured. Dubuc Canada must provide continued, proof of such insurance to Licensee, as requested. Proof of insurance shall be provided at the time of the first use of the Tomahawk prototype vehicles under this Agreement.

(b)  Licensee shall promptly notify Dubuc Canada of any damage to the vehicles. Licensee may assist Dubuc Canada in coordinating the pick-up or delivery of the vehicles as may be required from time to time to display or use the vehicles.  Licensee shall pay for any accident-related vehicle repairs or expenses which are not covered by insurance. If any claim is made or action commenced for personal injury or death or property damage in connection with any vehicle, Licensee shall promptly notify Dubuc Canada.

7.5 Maintenance and Repairs

(a)   Dubuc Canada shall, at Dubuc Canada's sole expense (no maintenance costs from Licensee), maintain all their vehicles. Dubuc Canada shall have maintenance and repairs performed on a timely in order to allow Licensee full use of the vehicles for marketing and other purposes.

(b)   Dubuc Canada shall immediately arrange for repairs or, if necessary, replacement of the vehicle.

(c)   Licensee may assist Dubuc Canada (upon their request) by delivering the vehicle to the garage identified by Dubuc Canada for any repair and maintenance. If the vehicle is not drivable, Licensee will obtain clearance of any tow company approved by Dubuc Canada for the removal of the vehicle from the Licensee's property.

(d)  Licensee shall provide, at its own expense, a power source that meets the specifications set forth by Dubuc Canada and the manufacturer for recharging required for the proper operation and/or protection of each vehicle.

(e)  Licensee shall be responsible for all expenses or charges associated with washing, parking, towing, garage and/or highway tolls for each vehicle.

(f)    Licensee gives Dubuc Canada the right to inspect any vehicle upon prior reasonable notice to Licensee. If Dubuc Canada, during any inspection of a vehicle, determines that Licensee has failed to perform its obligations as set forth in this Section, Dubuc Canada shall give Licensee written notice thereof. Unless Licensee performs its obligations within thirty (30) days from the date of Dubuc Canada notice, Dubuc Canada shall have the right, but not the obligation, to terminate the loan of the vehicle to Licensee and/or to perform the maintenance, service, and repair required to be performed.

(g)  Licensee gives Dubuc Canada the right to install, at any time, any equipment or make any repairs or changes to the vehicle which Dubuc Canada deems are necessary.

7.6. Return of Vehicles

(a)  Upon the expiration or termination of this Agreement in its entirety or with respect to any or all vehicles obtained from Dubuc Canada, said vehicles shall be returned to Dubuc Canada's Quebec, at Dubuc Canada's expense, Licensee shall give Dubuc Canada thirty (30) days written notice of the vehicle identification number of the vehicle(s) coming to the end of its Term.

(b)  Prior to Dubuc Canada's acceptance of any vehicle at the end of the Term for such vehicle, Dubuc Canada may schedule a pre-recovery inspection with Licensee.

(c)   Each vehicle returned to Dubuc Canada shall have one (1) battery pack with lithium batteries, four (4) undamaged tires of identical make and type, and one (1) spare tire (allowing for normal wear and tear).

7.7 Liability and Risk of Loss

(a)   Dubuc Canada assumes all risks and liability arising from Licensee's possession, use, and operation of the vehicles, including liability which may rise from Licensee's employee's or agent's possession, use, and operation of a vehicle from the moment of delivery to Licensee to the moment of return to Dubuc Canada. Dubuc Canada agrees to indemnify and hold the Licensee harmless from any and all of the following whether actual or alleged:

(i)    all loss, damage, claims, suits, taxes, liens, penalties, fines, liability, and expense (including reasonable attorneys' fees) arising in any manner, relating directly or indirectly to the possession, use, and operation of the vehicles, including, but not limited to, injuries or death to persons or damages to or destruction of property;

(ii)  claims and liens for storage, labor, and materials; and

(iii) all loss of and damage to, the vehicles, regardless of whether insured for physical damage insurance.

(b)  Without limiting its obligations under Section a above, Dubuc Canada further agrees to indemnify and hold harmless the Licensee from any and all loss, damage, claims, suits, taxes, liens, penalties, fines, liability, and expense (including reasonable attorneys' fees) arising out of claims by third parties (including employees, agents, or contractors of Licensee) which relate directly or indirectly to Licensee's acts or omissions or breach of this Agreement in connection with the possession, use, and operation of the vehicles, including, but not limited to, injuries or death to persons or damages to, or destruction of, property. Such indemnity shall not waive any rights the Licensee may have against Dubuc Canada as the manufacturer of the vehicles or Dubuc Canada for product liability claims.

(c)    Dubuc Canada further agrees to extend this unilateral waiver to its own related entities by requiring them, by contract or otherwise, to waive all claims against the Licensee, its related entities, and employees of the Licensee  or of its related entities for injury, death, damage, or loss arising from, or related to, activities undertaken pursuant to this agreement.

(d)   Dubuc Canada assumes any and all risks of personal injury and property damage attributable to the negligent acts or omissions of Dubuc Canada and its officers, employees, servants, and agents thereof while acting within the scope of their employment by Dubuc Canada.

7.8 Promotional Activities.  Licensee shall promptly develop and maintain a web site relating to its business which prominently features the Tomahawk prototype vehicles, and shall participate at industry trade shows and conferences, join standards and professional industry associations specified by Dubuc Canada, and/or engage in other marketing and promotional activities reasonably necessary to promote the Tomahawk electric vehicles and Dubuc Canada's technology and Licensee's business relating thereto.

8.    TRADEMARKS

 8.1 Trademarks. All trademarks or service marks that either party may adopt and use for Licensed Products or other products incorporating Dubuc Canada or the Tomahawk electric vehicles are and shall remain the exclusive property of the adopting party, and the other party shall not obtain any rights and license to such marks under this Agreement, but may inform others that the adopting party has licensed or produced Licensed Products or products incorporating Dubuc Canadas under such mark or marks, and may use the adopting party's logo in connection therewith. Dubuc Canada may require Licensee or its permitted sub-licensees to indicate on packaging that such product is licensed from Dubuc Canada or to otherwise include language and/or designations approved by Dubuc Canada indicating an affiliation with Dubuc Canada or to use trademarks specified by Dubuc Canada on Licensee's Licensed Products.

9.INSURANCE AND INDEMNIFICATION

 9.1 Insurance. Licensee shall maintain at all times ample product liability and other liability insurance covering its operations relating to the subject matter of this Agreement and shall name Dubuc Canada as an additional insured. Upon request, Licensee shall provide Dubuc Canada of evidence of such insurance.

 9.2 Indemnification. Licensee, and its affiliates, successors and assigns and sub-licensees (each, an "Indemnifying Party"), each hereby indemnify and agree to hold harmless Dubuc Canada and its shareholders, officers, directors, agents and employees (each, an "Indemnified Party"), against any liability, damage, loss, fine, penalty, claim, cost or expense (including reasonable costs of investigation and settlement and attorneys', accountants' and other experts' fees and expenses) arising out of any action or inaction by any Indemnifying Party relating to this Agreement including an Indemnifying Party's manufacture, sale, use, lease or other disposition of Licensed Products, and related materials, or other use of the information and rights granted hereunder. Any knowledge of Licensee's or its sub-Licensee's activities by Dubuc Canada or its representatives shall in no way impose any liability on Dubuc Canada or reduce the responsibilities of Licensee hereunder or relieve it from any of its obligations and warranties under this Agreement.

10. FUTURE PATENTS

10.1 Future Patents. Each party, at its cost, shall have the right to file patent applications in Canada, the United States, and in foreign countries covering any invention made by such party.

 10.2 Improvements and Modifications.

(a)  Any future improvements or modifications invented or developed by or on behalf of Licensee, Licensee's sub-licensees and Dubuc Canada after the Effective Date of this Agreement, if any, which relate in any way to or are useful in the design, operation, manufacture and assembly of Licensed Products, and/or to the suspensions or other components used or usable in Licensed Products shall not be included in this Agreement. Upon written request by the non-inventing party, Dubuc Canada and Licensee shall negotiate with each other regarding the grant of non-exclusive rights and licenses to use such improvements and modifications, but neither party shall be obligated to grant such rights and licenses to one another. Notwithstanding anything contained herein to the

(b)  contrary, Dubuc Canada shall have the right to use, license and sub-license any improvement, modification or invention which is jointly developed by Licensee or its officers, directors, employees, affiliates, contractors, or consultants, on the one hand, and Dubuc Canada or its officers, directors, employees, affiliates, contractors or consultants, on the other hand.

(c)   During the term of this Agreement Licensee agrees to inform Dubuc Canada in writing (without any obligation to reveal details which would be confidential information), at least as frequently as once a year in June of each calendar year, if any technology or improvements or modifications thereto has been developed by or for Licensee which would be useful for use in conjunction with Tomahawk electric vehicles or Licensed Products, and as to the general nature of any such technology or improvements and modifications.

(d)  Notwithstanding the foregoing, Dubuc Canada may, but shall not be required to, voluntarily and without additional cost to Licensee disclose certain information relating to future improvements and modifications and license to Licensee rights in such certain future improvements and modifications, and any information so disclosed will be considered Technical Information which Licensee shall be obligated to keep confidential pursuant to Section 15.1 of this Agreement. In connection therewith, Dubuc Canada, may voluntarily add patents and/or patent applications to Schedule A hereof. Any improvements made by Licensee directly or indirectly arising out of any information provided by or on behalf of Dubuc Canada to Licensee or its designees shall be considered to be jointly developed by Dubuc Canada and the developing party, and Licensee shall promptly inform Dubuc Canada whether or not it has used or otherwise incorporated any such information or improvements. No disclosure of any information by Dubuc Canada shall in any way establish a course of dealing or otherwise require Dubuc Canada to make any future disclosure of information under this Agreement.

 10.3 Foreign Patent Applications. During the term of this Agreement, Licensee shall have the right to designate that any patent application now or hereafter listed on or incorporated into Schedule A shall be filed or maintained in any foreign country included in the Licensed Territory. If so designated and if legally possible to do so, Dubuc Canada agrees to promptly file, prosecute and maintain such applications and resulting patents, and Licensee shall pay to Dubuc Canada the complete cost, including reasonable attorney's fees, to file, prosecute and maintain during the term of this Agreement any such patent application and resulting patents specifically so designated by Licensee.

11.    TECHNOLOGY TRANSFER

 11.1. Consultation and Assistance. Upon request by Licensee, during the term of this Agreement and when mutually convenient to Dubuc Canada and Licensee, Dubuc Canada may make its personnel available to consult with Licensee and its contractors, with compensation to Dubuc Canada for such consultation to be mutually agreed to by Dubuc Canada and Licensee. Each invoice submitted by Dubuc Canada for such service shall include detailed explanations of the charges, and, if requested by Licensee, copies of receipts.

 11.2 Inquiries. Licensee and Dubuc Canada may also at any time during the term of this Agreement make reasonable inquiry by telephone, facsimile or mail to one another in regard to any information or data furnished pursuant to this Agreement.

 11.3 Visits. During all visits by either party to the facilities of the other party, visitors shall comply with all reasonable rules of the host company, and each party to this Agreement will indemnify and hold the other party harmless from any liability, claim or loss whatsoever:

(a)  for any injury to, or, death of, any of its employees or agents while such persons are present at the facility of the other party; and

(b)   for any damages to its own property or to the property of any such employee or agent which may occur during the presence of any such person at the facility of the other party, regardless of how such damage occurs.

 11.4 Sole Purpose. Any documentation or information supplied pursuant to this Agreement by either party to the other shall be used solely for the purposes set forth in this Agreement.

12.    INTELLECTUAL PROPERTY PROTECTION RESPONSIBILITIES

12.1 Dubuc Canada Exclusive Owner. Licensee hereby acknowledges Dubuc Canada as purporting to be the sole and exclusive owner of the Licensed Subject Matter and Licensed Products, and that, except for the rights granted hereunder, Licensee shall not have any rights or attempt to assert any ownership rights in and to those Licensed Subject Matter  and Licensed Products applications.

12.3 Legal Action. Except as set forth below, Dubuc Canada shall maintain sole control and discretion over the prosecution and maintenance with respect to all rights, including all intellectual property rights in and to the Licensed Subject Matter and Licensed Products.

12.4  Protection of Intellectual Property Rights.

(a)  Dubuc Canada and the Licensee shall cooperate to police diligently the Licensed Subject Matter and Licensed Products. The Licensee shall promptly notify Licensor in writing of any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed Subject Matter and Licensed Products of which it becomes aware.

(b)  Dubuc Canada shall have the primary right, but not the obligation, to bring and control any suits against any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed Subject Matter and Licensed Products. Dubuc Canada shall be entitled to retain the entirety of any award arising from such suit. Licensee agrees to cooperate with Dubuc Canada in any litigation or other enforcement action that Dubuc Canada may undertake to enforce or protect the Licensed Subject Matter and Licensed Products in the Licensed Field pursuant to Section 12.4(a) and, upon Dubuc Canada's request, to execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation as required by law. Licensee shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense. Licensee shall have no claim of any kind against Dubuc Canada based on or arising out of the Dubuc Canada's handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and the Licensee hereby irrevocably releases Dubuc Canada from any such claim; provided, however, that Dubuc Canada shall not settle, compromise or voluntarily dispose of any such action, suit or proceeding in a manner that would materially restrict the rights or benefits of Licensee pursuant to this agreement without the prior consent of Licensee, which consent shall not be unreasonably withheld, delayed or conditioned. In the event Dubuc Canada elects not to exercise this right, Licensee, upon prior written approval from Dubuc Canada, may bring such suit, and Dubuc Canada agrees to reasonably cooperate with Licensee, including being named as a party to such suit. If Licensee elects

(c)   to bring such suit, it shall be entitled to that portion of any award based upon the actual damage to the Licensee's business directly resulting from such unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed Subject Matter and Licensed Products.

(d)  Each Party shall bear the costs, fees and expenses incurred by it in complying with the provisions of Section 12.2, including those incurred in bringing or controlling any such suits.

13.    TERM AND TERMINATION

 13.1 Term. The term of this Agreement shall extend from the Effective Date of this Agreement to the date of termination of this Agreement. Unless sooner terminated or extended, as herein provided for below, this Agreement shall terminate upon the expiration of the later of:

(a)  the expiration of the last patent (if any) related to the Licensed Subject Matter in that country; and

(b)  ten years after the effective date of this Agreement.

Upon or prior to expiration of the initial term or any renewal term, the Licensee may elect to renew this Agreement for another ten (10) year renewal term in each such case for  ten dollars ($10). The parties acknowledge that the Licensee's right to renew this Agreement shall at Licensee's option continue in perpetuity. Upon the expiration of the initial term or any renewal thereof at the request of Licensee, Dubuc Canada hereby agree to negotiate in good faith a fully paid up license for the Licensed Subject Matter with the Licensee for such period or periods as Licensee may request.

 13.2 Termination by Licensee. Licensee may terminate this Agreement effective as of May 31, 2017 or as of any anniversary thereof by giving Dubuc Canada prior notice thereof unless sooner terminated as hereinafter provided. Such notice shall be made in writing and shall be given between 60 and 90 days prior to the effective date for which such termination is to be effective. Notwithstanding anything else contained in this Agreement to the contrary, no notice of termination by Licensee shall be effective on the date given unless such notice shall also be accompanied by a payment of all amounts due and owing by Licensee to Dubuc Canada under this Agreement or otherwise at the time such notice is given, and all additional unpaid amounts due as of the effective date of termination shall be paid as of the effective date of such termination. No acceptance of payment by Dubuc Canada shall be deemed to be an acknowledgment by Dubuc Canada that the provisions of this Section 10.2 have been complied with, or prejudice any rights that Dubuc Canada may otherwise have under this Agreement. If Licensee decides to terminate this Agreement for any reason, Licensee shall provide Dubuc Canada, along with the aforementioned notice of termination, with a written report describing the reasons for such termination.

 13.3 Termination by Dubuc Canada. Dubuc Canada may terminate this Agreement effective thirty (30) days after Licensee's receipt of Dubuc Canada's Notice of Termination, if Licensee:

(a)  is in default in payment of royalties or in providing reports;

(b)  intentionally provides a false report; or

(c)   materially breaches this Agreement and, in each case, does not cure such breach within thirty (30) days after receiving the Notice of Termination by Dubuc Canada.

Licensee agrees that any and all diligence requirements are material license terms, as are all royalty and payment requirements.

13.4 Termination for Bankruptcy. This Agreement and the license granted hereunder will terminate immediately in the event that:

(a)  Licensee seeks liquidation, reorganization, dissolution or winding-up of itself, is insolvent or evidence exists as to its insolvency, or Licensee makes any general assignment for the benefit of its creditors;

(b)  a petition is filed by or against Licensee, or any proceeding is initiated by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision;

(c)   a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee's assets or property; or

(d)  Licensee adopts any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing.

13.5 Effect of Termination. If this Agreement expires or is terminated for any reason whatsoever, in addition to any other remedies which one party may have against the other:

(a)  all of Licensee's rights and licenses under this Agreement shall cease, and Licensee shall immediately return to Dubuc Canada all Technical Information furnished to Licensee under this Agreement or destroy the same (except for any which is incorporated into samples which have been supplied to a customer of Licensee as permitted hereunder), together with all reproductions, copies and summaries thereof; provided, however, that Licensee may retain solely for archival purposes one copy of all such documents in its legal department files,

(b)  at Dubuc Canada's option, Licensee shall, within 30 days of the date of such termination or expiration, either:

(i)     sell and deliver to Dubuc Canada at Licensee's direct cost of manufacture any Licensed Products which shall then be in the possession of Licensee, and, if requested by Dubuc Canada, Licensee shall finish and deliver to Dubuc Canada any Licensed Products in the process of manufacture as soon as possible and, in any case, not later than 60 days after receiving Dubuc Canada's request, and/or

(ii)  with respect to any unsold inventory and work in the process of manufacture, to complete such work in process and sell any remaining inventory during the period not to exceed six months from the date of termination or expiration of this Agreement provided that at the completion of such six-month period, Licensee shall promptly destroy and dispose of any Licensed Products (and Licensed Products in the process of manufacture) not sold under this Section 13.5 and

(c)   if this Agreement is terminated for any reason or expires, upon such termination or expiration, Licensee hereby grants to Dubuc Canada a nonexclusive, royalty-free, irrevocable, worldwide license with the right to grant sub-licenses to others to utilize all technical information, improvements and/or modifications (whether or not the subject of patents or pending patent applications) developed or invented by or on behalf of Licensee and/or its sub-licensees, subcontractors, or agents hereunder through the date of such termination or expiration of this Agreement relating to the Tomahawk electric vehicle, or Licensed Products, and upon such termination or expiration, Licensee shall provide Dubuc Canada in reasonable detail complete information regarding such technical information, improvements and/or modifications.

The foregoing license shall be self-effectuating, but Licensee agrees upon written notice by Dubuc Canada at any time hereafter to deliver to Dubuc Canada within 30 days of such notice any document or other instrument reasonably requested by Dubuc Canada to convey such license rights to Dubuc Canada such as, by way of example, confirmations or instruments of conveyance or assignment. No termination of this Agreement by expiration or otherwise shall release Licensee or Dubuc Canada from any of its continuing obligations hereunder, if any, or limit, in any way any other remedy one party may have against the other party. Notwithstanding the foregoing, Licensee's obligations to Dubuc Canada under Sections 3.1, 3.2, 3.3, 3.4,  5.1, 5,3, 5.4, 9.1, 9.2, 10.2, 11.3, 11.4,  and Articles 13, 15, 16, and 17 shall survive any termination or expiration of this Agreement.

14.     EVENTS OF DEFAULT AND REMEDIES

 14.1 Events of Default. Each of the following events shall constitute an "Event of Default" under this Agreement:

14.1.1

(a)  Licensee's failure to make any payment due in a timely manner or Licensee's material breach or material failure to punctually perform any of its duties and obligations under this Agreement, which material breach or failure, if curable, remains uncured for thirty (30) days after written notice of such breach or failure is received by the breaching party; or

(b)  a material misrepresentation is made by a party in any representation or warranty contained in this Agreement and the misrepresented facts or circumstances, if curable, remain uncured thirty (30) days after written notice of such misrepresentation is received by the breaching party; and, in either case, if such breach or misrepresentation is not curable, termination shall occur thirty (30) days after such misrepresentation or breach at the option of the non-breaching party; or

 14.1.2 The failure by a party upon request to provide the other party with adequate assurances of its performance of all obligations under this Agreement upon:

(a)  such first party's filing of a voluntary petition in bankruptcy;

(b)  the filing of any involuntary petition to have such first party declared bankrupt which has not been dismissed within ninety (90) days of its filing;

(c)   the appointment of a receiver or trustee for such first party which has not been rescinded within ninety (90) days of the date of such appointment; or

(d)  such first party otherwise becoming insolvent or otherwise making an assignment for the benefit of creditors.

 14.2 Default by a Party. If there occurs an Event of Default with respect to a party, the other party may:

(a)    seek damages; and/or

(b)    seek an injunction or an order for mandatory or specific performance; and/or

(c)     terminate this Agreement and the licenses granted to Licensee hereunder whereupon the non-defaulting party shall have no further obligations under this Agreement except those which expressly survive termination, and except with respect to royalty payments due and owing to Dubuc Canada as of the termination date or any subsequent period specified in Section 10.4.

15.     CONFIDENTIALITY

15.1 Patent and Technical Information. Dubuc Canada does not have any Patents and has not applied for any Patents at this time. Dubuc Canada agrees to provide Licensee with

Technical Information on the Effective Date and any time in the future on request. Pursuant to this Agreement, all information and correspondence relating to the License Subject Matter and Licensed Products received from Dubuc Canada or Dubuc Canada's Affiliates and all Technical Information is considered the Dubuc Canada's Confidential Information, whether or not marked as confidential.

15.2 Confidentiality Obligation. Beginning on the Effective Date of this Agreement and continuing throughout the term of this Agreement and thereafter for a period of five (5) years, neither party will at any time, without the express prior written consent of the other, disclose or otherwise make known or available to any third party any Confidential Information of the other party. The receiving party will utilize reasonable procedures to safeguard the Confidential Information of the disclosing party, including releasing such Confidential Information only to its employees, agents, or Affiliates on a "need-to-know" basis. Licensee is authorized to release Confidential Information to potential sub-licensees for the purpose of negotiating and granting a sub-license, provided that Licensee takes reasonable precautions to safeguard such Confidential Information of Dubuc Canada.

15.3 Licensee's Confidential Information. Except as required by law, Dubuc Canada will maintain in confidence all information designated in writing by Licensee as Licensee's Confidential Information. In the event of a request for such information, Dubuc Canada agrees to inform Licensee of such request

15.4 Disclosure of Terms of Agreement to Inventors. Dubuc Canada may disclose to the Inventors of any future Patent Rights the terms and conditions of this Agreement upon their request. If such disclosure is made, Dubuc Canada shall request that the Inventors keep such information confidential.

16.     WARRANTIES AND REPRESENTATIONS

 16.1 Reciprocal Representations. Each party represents and warrants to the other that:

(a)  Valid Agreement. The execution and delivery of this Agreement by the officer or representative so doing, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by Dubuc Canada and Licensee and this Agreement is a valid and binding obligation enforceable against the parties in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general application relating to general equitable principles;

(b)  No Conflicts. Nothing herein conflicts with its rights and obligations pursuant to any agreement by a party and any other entity; and

(c)  Publicity. The parties shall have the right to use non-confidential information, including but not limited to information concerning this Agreement, a description of the other party, and its logos for marketing, sales, technical assistance, investor relations, disclosure and public relations purposes, and that information permitted to be disclosed by a party under this Section 13.1(c) may appear on such party's (or its subsidiaries' or sub-licensees') Internet web site, along with links to the Internet web sites, and specific pages therefrom, of the other party and its subsidiaries and sub-licensees.

(d)  No Warranty. Dubuc Canada and Licensee make no guaranty or warranty to one another under this Agreement (a) that Licensee will be able to develop, manufacture, sell or otherwise commercialize Licensed Products, or (b) as to the validity of any patent.

16.2 Dubuc Canada Representations. Dubuc Canada represents and warrants, for the benefit of Licensee, that:

(a)  Title. As of the Effective Date, Dubuc Canada represents and warrants that it has the right to convey the rights and licenses granted by this Agreement, and otherwise to perform its obligations under this Agreement. Dubuc Canada has caused its employees who are employed to do research, development, or other inventive work to disclose to it any invention or information within the scope of this Agreement and to assign to it rights in such inventions and information in order that Licensee shall receive, by virtue of this Agreement, the licenses granted to it under Section 2.1 hereof.

(b)  Infringement. As of the Effective Date, Dubuc Canada is not aware of any claim for patent infringement or the misappropriation of trade secrets, being asserted against it by any third party; or of any infringement of the patents listed on Schedule A hereto by any entity.

(c)   Shares to be Issued. With respect to the shares of the Licensee to be issued as partial consideration under this Agreement, Dubuc Canada represents and warrants to the Licensee:

(i)    The individuals and entities set-out in Schedule B:

(1)     are each a current shareholders of Dubuc Canada. Each individual is receiving a number of shares corresponding to their pro rata interest currently held in Dubuc Canada;

(2)    paid an amount equal or greater to the aggregate value of the shares of the Licensee being received for the pro rata shares they hold in Dubuc Canada, and in particular, Dubuc Canada common shares issued to third parties in arm's-length transactions during the twenty-four month period immediately preceding the Effective Date were at or greater than $010;

(3)     are each a person described in Subsection 2.4(2) of National Instrument 45-106 – Prospectus Exemptions:

(A) a director, officer, employee, founder or control person of the Licensee,

(B) a director, officer or employee of an affiliate of the Licensee,

(C) a spouse, parent, grandparent, brother, sister, child or grandchild of a director, executive officer, founder or control person of the Licensee,

(D) a parent, grandparent, brother, sister, child or grandchild of the spouse of a director, executive officer, founder or control person of the Licensee,

(E) a close personal friend of a director, executive officer, founder or control person of the Licensee,

(F)  a close business associate of a director, executive officer, founder or control person of the Licensee,

(G) a spouse, parent, grandparent, brother, sister, child or grandchild of the selling security holder or of the selling security holder's spouse, a security holder of the Licensee,

(H) an accredited investor,

(I)   a person of which a majority of the voting securities are beneficially owned by, or a majority of the directors are, persons described in paragraphs (A) to (I),

(J)  a trust or estate of which all of the beneficiaries or a majority of the trustees or executors are persons described in paragraphs A) to (I), or

(K) a person that is not the public.

(4)     It is aware and has discussed with each individual and entity set-out in Schedule B that the securities of the Licensee involves a high degree of risk and the Licensee does not currently generate revenue and will require as substantial funds to pursue its business plan. The securities of the Licensee are subject to significant restrictions on transfer as imposed by Canadian and United States securities laws. There is no market for the securities, and accordingly, holders may not be able to ever liquidate their interest in the Licensee.

16.3 Licensee Representations. Licensee represents and warrants, for the benefit of Dubuc Canada, that:

(a)  Valid Issuance of Shares. The Class A Common Shares and Class B Common Shares of the Licensee have been duly authorized by all necessary corporate action. When issued on close of this Agreement, the Class A Common Shares and Class B Common Shares of the Licensee issued under this Agreement will be validly issued, fully paid and non-assessable, will not subject the holders thereof to personal liability and will not be issued in violation of pre- emptive rights. The voting rights provided for in the terms of the Class A Common Shares and Class B Common Shares are validly authorized and shall not be subject to restriction or limitation in any respect.

17.    MISCELLANEOUS

 17.1 Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with and governed by the laws of the State of Delaware, and Dubuc Canada and Licensee hereby submit to the exclusive jurisdiction of the provincial or federal courts located in the State of Delaware for such purposes.

 17.2 Confidentiality in Court Proceeding. In order to protect and preserve the confidential information of a party which the parties recognize may be exchanged pursuant to the provisions of this Agreement, the disclosing party may request, and the receiving party shall not oppose, the court in any action relating to this Agreement to enter a protective order to protect information which is confidential information under Section 15.1 and to seal the record in the action or to hold the proceedings, or portion of the proceedings, in camera; provided, that the requested terms do not prejudice the receiving party's interests. Nothing, however, shall preclude either party from thereafter moving to unseal its own records or to have matter and information designated as confidential under any relevant protective order designated otherwise in accordance with the circumstances as they shall appear at that time.

 17.3 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

 17.4 Waiver. Unless agreed to by the parties in writing to the contrary, the failure of either party to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Agreement, or to exercise any right contained in this Agreement or provided by law, shall not constitute or be construed as a waiver or relinquishment of the performance of such provision or right or the right subsequently to demand such strict performance or exercise of such right, and the rights and obligations of the parties shall continue unchanged and remain in full force and effect.

 17.5 Captions. The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and shall not affect the interpretation of its provisions.

 17.6 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties and their successors and assigns. However, Licensee agrees that it shall not assign this Agreement or its rights hereunder without the prior written consent of Dubuc Canada except to a successor to substantially all of its business relating to the Tomahawk electric vehicle and whose obligations hereunder are guaranteed to Dubuc Canada by Licensee. Dubuc Canada may assign all of its rights and obligations hereunder to any successor to any of its business interests or to any company controlling or controlled by Dubuc Canada. All assignees shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party, and an originally signed instrument of such assumption and assignment shall be delivered to the non-assigning party within 30 days of the execution of such instrument.

 17.7 Schedules. All Schedules attached to this Agreement shall be deemed to be a part of this Agreement as if set forth fully in this Agreement.

 17.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between Dubuc Canada and Licensee with respect to the subject matter hereof, supersedes all prior agreements, proposals, understandings, letters of intent, negotiations and discussions with respect to the subject matter hereof and can be modified, amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is executed in writing by the parties; provided, however, that either party may unilaterally waive in writing any provision imposing an obligation on the other.

 17.9 Notices. Any notice required or permitted to be given or made in this Agreement shall be in writing and shall be deemed given on the earliest of (i) actual receipt, irrespective of method of delivery, (ii) on the delivery day following dispatch if sent by express mail (or similar next day courier service), or (iii) on the sixth day after mailing by registered or certified air mail, return receipt requested, postage prepaid and addressed as follows:

If to the Licensee:

Dubuc Motors Inc.

1370 Willow Road,

Menlo Park, CA 94025

Attention: Chief Operating Officer

Email: mike@dubucmotors.com

If to Dubuc Canada:

Dubuc Super Light Car Inc.
3000 Watt # 12,
Québec City, Québec, G1X 3Y8contract

Attention: Chief Executive Officer

Email: mario@dubucmotors.com

or to such substitute addresses and persons as a party may designate to the other from time to time by written notice in accordance with this provision.

 17.10 Bankruptcy Code. In the event that either party should file a petition under the federal bankruptcy laws, or that an involuntary petition shall be filed against such party, the parties intend that the non-filing party shall be protected in the continued enjoyment of its rights hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon Licensees under section 365(n) of Title 17 of the U.S. Code. Each party agrees that it will give the other party immediate notice of the filing of any voluntary or involuntary petition under the federal bankruptcy laws.

 17.11 Construction. This Agreement and the exhibits hereto have been drafted jointly by the parties and in the event of any ambiguities in the language hereof, there shall no be inference drawn in favor or against either party.

 14.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

 17.13 Status of the Parties. The status of the parties under this Agreement shall be solely that of independent contractors. No party shall have the right to enter into any agreements on behalf of the other party nor shall it represent to any person that it has such right or authority.

 The parties, through their duly authorized representatives, and intending to be legally bound, have executed this Agreement, as of the date and year first above written, whereupon it became effective in accordance with its terms.

DUBUC MOTORS INC.	DUBUC SUPER LIGHT CAR INC.
Per: /s/ Mihalis Kakogiannakis	Per: /s/ Mario Dubuc
Name: Mihalis Kakogiannakis	Name: Mario Dubuc
Title: COO	Title: CEO
Date: May 13, 2016	Date: May 13, 2016

Schedule A

Licensed Subject Matter

1.       Development Work and Documentation related to Product Development, Design, Specification, Drawings, Records,  Production Validation, Engineering Prototypes and Validation  of but not limited to:

  Chassis;
  Battery;
  BMS (Battery Management System);
  ECM  (Electronic Control Module);
  Gearbox;
  Seat;
  Seat Rail;
  Seat belt; and
  Door Hinge.

of the Tomahawk electric vehicle.

2.       Integration and Test Support

3.       Production Process and Engineering Setup

4.       Safety Testing Information and Protocols

5.       Engineering Design Tools and Molds

6.       Non-Core Products and Technologies

7.       Data

8.      Research

9.       Technical Know How related to:

  Tomahawk Electric Vehicle;
  Design and Design Processes;
  Behavioural Models;
  Logic Diagrams;
  Schematics;
  Test Vectors;
  Software (object code and source code);
  Engineering;
  Manufacturing Processes;
  Dubuc Platform; and
  Sales and Marketing.

10.   Trade Marks, Trade Secrets and Copyrights.

Schedule B

Assumption of Debt

Invoice of Atlier Made Devis to Dubuc Super Light Car Inc. for C$30,000 (US$ 22,507.38); and proof of payment or receipt recognizing payment by Messrs. Mario Dubuc and Mihalis Kakogiannakis and promissory note.

UNSECURED DEMAND PROMISSORY NOTE

C$ 30,000	November 30, 2015

Name(s):            Dubuc Super Light Car Inc.

Address:           3000 Watt # 12, Quebec City, QC, G1X 3Y8

                             (Hereinafter referred to as the Borrower)

Na me(s):           Mario Dubuc and Mihalis Kakogiannakis
Address:           3000 Watt # 12, Quebec City, QC, G1X 3Y8

                       (Hereinafter together referred to as the Lender)

For value received, the Borrower hereby unconditionally promises to pay to the order of the Lender the aggregate principal thirty thousand Canadian dollars ($30,000) with no interest, on the terms and subject to the conditions set forth herein.

1. PAYMENT.

 (a) Repayment of Principal. The Borrower shall repay the principal amount of this Note in one lump sum on the earlier of (i) the demand of the Lender or (ii) an Event of Default (as defined hereinafter) and upon written notice when required under Section 2 hereof.

(b) Manner of Payment. Payments under this Note shall be made by certified or official bank check payable to the order of the Lender, or in cash by wire transfer of immediately available funds to an account designated in writing by the Lender to the Borrower.  If the due date of any required payment under this Note is not a "business day" (for this purpose, any day other than a Saturday, Sunday or legal holiday observed in the Province of Quebec), such required payment shall be due and payable on the immediately succeeding business day.

2. EVENTS OF DEFAULT. The occurrence and continuation of any one or more of the following events shall constitute an event of default under this Note ("Event of Default"):

 (a) Payment Default. The Borrower shall fail to make any required payment of principal of or interest on this Note and such failure shall continue for more than three business days after written notice from the Lender to the Borrower thereof.

(b) Bankruptcy Default. The Borrower shall:

(i)     commence any case, proceeding or other action under any existing or future law of any jurisdiction relating to seeking to have an order for relief entered with respect to it or its debts, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other such relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets (each of the foregoing, a "Bankruptcy Action");

(ii)   become the debtor named in any Bankruptcy Action which results in the entry of an order for relief or any such adjudication or appointment described in the immediately preceding clause (i), or remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

(iii) make a general assignment for the benefit of its creditors.

         In the Event of Default under clause (a) of this Section 3, the Lender may, without limiting any other rights it may have at law or in equity, by written notice to the Borrower, declare the unpaid principal of and interest on this Note due and payable, whereupon the same shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which the Borrower hereby expressly waives, and the Lender may proceed to enforce payment of such principal and interest or any part thereof in such manner as it may elect in its discretion. In each and every Event of Default under clause (b) of this Section 3, the unpaid principal of and interest on this Note shall be immediately due and payable without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and the Lender may proceed to enforce payment of such principal and interest or any part thereof in such manner as it may elect in its discretion.

3. NOTICES. All notices, requests, demands or communications required or permitted under this Note shall be given in writing to the applicable party at the address set-out above.

4. WAIVERS; RIGHTS AND REMEDIES.

(a)    Waivers. No failure, delay or course of dealing on the part of the Lender in exercising any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege hereunder.

The Borrower hereby waives to the extent not prohibited by applicable law:

(i)     all presentments, demands for performance or notices of non-performance (except to the extent specifically required under Section 3;

(ii)   any requirement of diligence or promptness on the part of the Lender to enforce its rights under this Note;

(iii) any and all notices of every kind and description which may be required to be given by any law; and

(iv)  any defense of any kind (other than payment) which it may now or hereafter have with respect to its obligations under this Note.

(b)   Rights and Remedies. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender may otherwise have.

5. INDEMNIFICATION. The Borrower shall pay and shall indemnify and hold the Lender harmless against any and all costs and expenses, including reasonable legal fees and disbursements, actually incurred by the Lender for the collection of this Note upon an Event of Default.

6. AMENDMENT. No amendment or other modification of this Note may be made without the written consent of the Lender.

7. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the Province of Quebec, without regard to the principles or policies of conflicts of laws of such province.

Signed at: Montreal, Québec.

Effective Date: November 30, 2015

DUBUC SUPER LIGHT CAR INC.
/s/ Mario Dubuc
Mario Dubuc, CEO

Schedule C

Dubuc Super Light Car Inc. – Designees

Class A Common Shares ($0.00002007941 per share)

Name of Designee and Address	# of Shares	NI 45-106 Securities Exemption
Mario Dubuc 4676 De L'orée St Augustin de Desmaures, QC, G3A 1Y2 p: 581-983-8841 e: mario@dubucmotors.com	12,922,500	s. 2.4(2)(a) a director, officer, employee, founder or control person of the Licensee
Mihalis Kakogiannakis 18 Trésor-Caché Lasalle, QC, H8R 3J9 p: 514-264-1359 e: mike@dubucmotors.com	12,922,500	s. 2.4(2)(a) a director, officer, employee, founder or control person of the Licensee
Pierre-Luc Bernier 170 rue Dufay Québec, QC, G1B-3L9	300,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Anthony Bernier 170 rue Dufay Québec, QC, G1B-3L9	300,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Total:	26,445,000

Class B Common Shares ($0.10 per share)

Name of Designee and Address	# of Shares	Securities Exemption
Westco 9, rue Westco Saint-François, NB E7A 1A5	1,000,000	s. 2.4(2)(1) an accredited investor
France Vézina 1085 rue De Nevers Repentigny, QC J5Y-3J3	200,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Brian Fabbro 1185 Iberville, App. A Repentigny, QC J5Y 3L8	50,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Benoit Tremblay 1235 Rue Beaulac Québec City, QC G3G 2J4	50,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee

Lous-Frédéric Denommé 4346 St-Zotique est Montréal, QC, H1T-1L4	75,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Marie-Soleil Denommé 1430 Rue des Hirondelles Longueuil, QC J4G 1Z3	30,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Francine Dubuc 3981 1er rang Castle Hill St-Felix de Valois, QC J0K 2M0	10,000	s. 2.4(2)(c) a spouse, parent, grandparent, brother, sister, child or grandchild of a director, executive officer, founder or control person of the Licensee
Jordan Paradis 2211 Av. Larue Beauport, QC G1C-4W6	20,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Caroline Guay 2211 Av. Larue Beauport, QC G1C-4W6	30,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Daniel Tremblay 525 rue Delage Québec City, QC G3G 1H9	50,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Jonathon Ladouceur 500 - 460 Rue St-Gabriel Montréal QC H2Y-2Z9	100,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Johnny Tzouvelakos 612, 41 ieme Avenue Lasalle, QC H8P 3B2	70,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Sudipta Chakraborty 1673 De La Croix St-Adolphe d`Howard, QC H2P 3B2	100,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Marie-Josée Decoste 500 Saintonge Mascouche, QC J7L 2Y4	100,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Audrey Désilets 550 King Est Sherbrooke, QC J1G 1B5	10,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Daniel Courcy 550 King Est Sherbrooke, QC J1G 1B5	25,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Gabriel Lemire 1250 rue Repentigny Sherbrooke, QC J1G 1H6	10,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee

Marc Korman 911 rue Plaza Saint-Jean sur Richelieu QC J3B 8P8	25,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Denis Gagné 4957 rue Lionel Groulx App. 210 Saint-Augustin de Desmaures, QC G3A 0M7	100,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Simon Hatem 137, de Lausanne Québec City, QC G2M 0E7	100,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
André Guimont 249 Du Villonet Québec City, QC G1B 3Y8	50,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Félix Beaulieu 15 chemin du Grand Duc Lac Beauport, QC G3B 0M6	50,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Frédérick Blanchet 158 Des Émeraudes Boischatel, QC G0A-1H0	50,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Paul Papillion 1409 Rue St Clement L'Ancienne Lorette, QC G2E 3L7	100,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Frederic Chamorro 6683 De la Roche Montréal, QC H2S 2E2	50,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Celine Gendron 16802 chemin de la Grande Ligne Québec City, QC G2N 2C6	50,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Jean Marc Dubuc 901 Rue Laudance , App. 111 Ville de Québec, QC G1X 5J3	1,000,000	s. 2.4(2)(c) a spouse, parent, grandparent, brother, sister, child or grandchild of a director, executive officer, founder or control person of the Licensee
Chantale Paradis 1236 Rue Beaulac Québec City, QC G3G 2J4	50,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Guillaume Jobin 4 Rue de Cork Shannon, QC G0A 4N0	70,000	s. 2.4(2)(e) a close personal friend of a director, executive officer, founder or control person of the Licensee
Total:	3,625,000